EXECUTION





                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1997-12

                         TERMS AGREEMENT
                         ---------------
                    (to Underwriting Agreement
                     dated December 18, 1997,
             between the Company and the Underwriter)


GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                            December 18, 1997
Cherry Hill, NJ 08002


           NationsBanc Montgomery Securities, Inc. (the
"Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1997-12 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1997-12 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-24935). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

           Section 1. The Mortgage Pool: The Series 1997-12 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of conventional, fixed rate, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of December 1, 1997 (the "Cut-off Date"):

           (a) Aggregate Principal Amount of the Mortgage Pool:
      $644,999,714 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $617,500,000 or greater than $682,500,000.

           (b) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pool shall be between 20 and 30 years.


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           Section 2.  The Certificates:  The Offered Certificates
shall be issued as follows:

           (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a):
                                                          Class
                                                         Purchase
                      Principal        Interest           Price
     Class             Balance           Rate           Percentage
     -----            ---------        --------         ----------

     Class A1      $310,000,000.00       7.00%          99.002758%
     Class A2       150,452,227.00       7.00           99.002758
     Class A3        16,633,813.00       7.00           99.002758
     Class A4        17,157,119.00       7.00           99.002758
     Class A5        62,129,252.00       7.00           99.002758
     Class A6        61,819,168.00       7.00           99.002758
     Class R                100.00       7.00           99.002758


           (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

           Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, December 30, 1997 (the "Closing Date").

           Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of "AAA" from Fitch IBCA, Inc., and Standard & Poor's Rating Services, a division of The
McGraw-Hill Companies, Inc.

           Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.


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


           If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                               Very truly yours,

                               NATIONSBANC MONTGOMERY
                               SECURITIES, INC.


                               By:_____________________________
                                  Name:
                                  Title:


The foregoing Agreement is hereby confirmed and accepted as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.



By:________________________________
   Name:
   Title:


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